Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622-3131 fax: 203 622-6080

ur.com

United Rentals Announces Completed Offering

$2,075 million Senior Unsecured Notes and $750 million Senior Secured Notes

GREENWICH, Conn. — March 9, 2012 — United Rentals, Inc. (NYSE: URI) today announced that its subsidiary, UR Financing Escrow Corporation, has completed offerings of $1,325 million aggregate principal amount of its 7.625% senior unsecured notes due 2022, $750 million aggregate principal amount of its 7.375% senior unsecured notes due 2020 and $750 million aggregate principal amount of its 5.75% senior secured notes due 2018. Each series was sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended, and outside the United States in accordance with Regulation S under the Securities Act.

Upon consummation of United Rentals’ merger transaction with RSC Holdings Inc., announced on December 16, 2011, the senior unsecured notes and the senior secured notes will be assumed by the company’s subsidiary UR Merger Sub Corporation.  The senior unsecured notes will be unsecured obligations of UR Merger Sub and will be guaranteed on a senior basis by the parent company and, subject to limited exceptions, current and future domestic subsidiaries of UR Merger Sub.  The senior secured notes will be secured obligations of UR Merger Sub, guaranteed on a senior basis by the parent company and, subject to limited exceptions, current and future domestic subsidiaries of UR Merger Sub.  The senior secured notes will be secured on a second-priority basis by liens on the assets of UR Merger Sub and the guarantors that secure the obligations under the company’s existing senior secured asset-based revolving credit facility and any other first-lien debt, subject to certain limited exceptions.

The gross proceeds from the sale of the notes have been placed into separate escrow accounts, together with contributions from United Rentals (North America), Inc. (“URNA”), a wholly owned subsidiary of United Rentals, sufficient to pay for any escrow fees and interest on the notes through April 25, 2012.  URNA has also agreed to continue to deposit such amounts on a monthly basis until the escrowed funds are released, as described below. Following release of the proceeds of the offerings from escrow upon consummation of the merger, UR Merger Sub will use the net proceeds from the offerings to pay the cash consideration for the merger transaction, to repay certain indebtedness of RSC Holdings, including RSC Holdings’ senior secured asset-based revolving credit facility, 10% senior secured notes due 2017 and 9.5% senior notes due 2014, to repay borrowings under the company’s senior secured asset-based revolving credit facility, and to pay fees and expenses.

If the escrow conditions, including consummation of the merger, are not satisfied on or prior to September 15, 2012, or URNA provides notice of the occurrence of certain events to the escrow agent prior to September 15, 2012, UR Financing will be required to redeem the notes in full at a price equal to 100% of the issue price of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Participants in Solicitation

United Rentals, RSC Holdings and their respective directors and executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of United Rentals and RSC Holdings in connection with the proposed merger of United Rentals and RSC Holdings. Information about the directors and executive officers of United Rentals and their ownership of United Rentals common stock is set forth in the proxy statement for the United Rentals 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 31, 2011. Information about the directors and executive officers of RSC Holdings and their ownership of RSC Holdings common stock is set forth in the proxy statement for the RSC Holdings 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 16, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed merger may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger.

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Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com